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                                                                  EXHIBIT 8.1



                   FORM OF TAX OPINION OF STEVENS & LEE, P.C.


                                          March    , 1998


Dear Sirs:

         We are acting as counsel to PSB Bancorp, Inc. (the "Holding Company"), in connection with its proposed acquisition, as a wholly-owned subsidiary, of Pennsylvania Savings Bank, a Pennsylvania-chartered savings bank headquartered in Philadelphia, Pennsylvania (the "Savings Bank"), upon consummation of (i) the conversion of PSB Mutual Holding Company (the "MHC") to an interim state stock savings bank ("Interim A") and its simultaneous merger with and into the Savings Bank, and (ii) the organization of "Interim B" (an interim state stock savings bank) as a wholly-owned subsidiary of the Holding Company and its merger with and into the Savings Bank. In that connection, our opinion as to the material federal and certain Pennsylvania income tax consequences of such transactions are as set forth under the section entitled, "The Conversion and the Reorganization -- Tax Effects," in the Prospectus relating to such transactions (the "Prospectus").

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the PSB Bancorp, Inc., Registration Statement on Form S-1 of which the Prospectus is a part and to the use of our name in connection with the section of the Prospectus identified above.



                                             Very truly yours,


                                             STEVENS & LEE